Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS RECORD EARNINGS
Stamford, March 21, 2006. Patriot National Bancorp, Inc. (NASDAQ Small Cap “PNBK”), the parent of Patriot National Bank, reported record net income for the year ended December 31, 2005 of $1,407,000 ( $0.51 diluted income per share) representing an increase of 52% over the net income of $926,000 ( $0.37 diluted income per share ) reported for the year ended December 31, 2004. For the quarter ended December 31, 2005 net income was $488,000 ($0.15 diluted income per share) compared to net income of $241,000 ($0.10 diluted income per share) for the quarter ended December 31, 2004. During the year, total assets increased 16% from $405.0 million at December 31, 2004 to $470.6 million at December 31, 2005 due to continued strong growth in loans and deposits.

Net interest income increased 28%, at $14,879,000, compared to $11,670,000 for the year ended December 31, 2004. Net interest income for the quarter ended December 31, 2005 was $4,265,000 an increase of $1,054,000, or 33%, from the $3,211,000 reported for the quarter ended December 31, 2004. The net interest margin increased 19 basis points from 3.35% for the year ended December 31, 2004 to 3.54% for the year ended December 31, 2005. For the quarter ended December 31, 2005 the net interest margin was 3.74% compared to 3.45% for the prior quarter and 3.40% for the same period last year. Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that the higher net interest margin was due to excellent loan growth and an improved balance sheet mix. He said that it was gratifying to see the margin expanding during this difficult interest rate environment when many institutions are experiencing flat or shrinking margins.

Total non-interest income increased $527,000, or 20%, from $2,702,000 for the year ended December 31, 2004 to $3,229,000 for the year ended December 31, 2005, as mortgage brokerage referral fees increased $386,000, or 22%, and fees and service charges increased $97,000, or 21%. For the quarter ended December 31, 2005 total non-interest income was $712,000, an increase of $153,000, or 27%, from $559,000 for the quarter ended December 31, 2004 as a higher volume of closed loans resulted in mortgage brokerage referral fees increasing by $134,000 or 42%.

Total non-interest expenses increased 19% from $12,257,000 for the year ended December 31, 2004 to $14,634,000 for the year ended December 31, 2005. Salaries and benefits were up 19% as commissions and incentive based compensation were up $815,000 in the mortgage brokerage unit. Elsewhere, increased personnel in retail banking and lending and higher incentive based compensation also resulted in an increase of $762,000. Occupancy and equipment expense increased 22% from $1,708,000 for the year ended December 31, 2004 to $2,083,000 for the year ended December 31, 2005 primarily as a result of the increased number of branch locations. Total non-interest expenses for the quarter ended December 31, 2005 were $3,756,000 compared to $3,265,000 for the same period last year, an increase of 15%. Salaries and benefits and occupancy and equipment increased for the same reasons as mentioned earlier.

Non-interest bearing deposits increased 15% during the year and total deposits increased 14% from $367.0 million at December 31, 2004 to $419.1 million at December 31, 2005. Total loans of $364.2 million at December 31, 2005 represent an increase of 38%, or $100.3 million, compared to $263.9 million at December 31, 2004. Mr. Howell stated that real estate lending was particularly strong throughout 2005 and the total amount of loans closed during 2005 was 37% higher than the prior year. The pipeline of loans approved but not yet closed was 126% higher at December 31, 2005 than it was at December 31, 2004 which will result in continued significant loan growth during the first quarter of 2006. Credit quality remains strong as non-accruing loans decreased 47% from $3.7 million at December 31, 2004 to $1.9 million at December 31, 2005. The $1.9 million of non-accruing loans at December 31, 2005 is comprised of two loans, both of which are well collateralized and in the process of collection. Both loans are current as to principal and interest payments.

Mr. Howell stated that he was very pleased with the results for the year and the most recent quarter particularly in light of the difficult environment for the banking industry in which it was achieved. He attributed the increase in core earnings to excellent loan growth, strong credit quality and an increasing net interest margin that will all lead to higher levels of net interest income in the first quarter of 2006. He was particularly gratified by the growth in loans and deposits that reflects well on the Company’s ongoing execution of its long term plan to build a high quality community banking franchise that provides quality products and excellent customer service. The Company remains intent on increasing market share in existing locations while continuing to identify quality markets with strong potential for future branch expansion. Patriot National Bank is headquartered in Stamford, Connecticut and currently has ten full service branches in Stamford, Darien, Greenwich, Norwalk, Old Greenwich, Southport and Wilton, Connecticut. Patriot National Bank also has loan production offices in Stamford, Connecticut and New York City and Melville, New York.

	Three month period ended December 31 2005	Three month period ended December 31 2004	Year ended December 31 2005	Year ended December 31 2004
Net interest income	$4,265	$3,211	$14,879	$11,670
Non-interest income	712	559	3,229	2,702
Non-interest expense	3,756	3,265	14,634	12,257
Provision for loan losses	400	101	1,110	556
Income before taxes	820	404	2,364	1,559
Assets at period end	470,641	405,047	470,641	405,047

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange.